Exhibit 99.1

Contact:	Ralph Marimon QuickLogic Corporation (408) 990-4000 rsmarimon@quicklogic.com

QuickLogic Announces Preliminary Q1 2011 Revenue

Sunnyvale, CA – April 8, 2011 – QuickLogic Corporation (NASDAQ: QUIK), the leader in low power Customer Specific Standard Products (CSSPs), today announced that it expects to report first quarter revenue of approximately $5.5 million compared to previously announced guidance of approximately $6.8 million, plus or minus 10%. New product revenue is expected to be approximately $1.2 million while mature product revenue is expected to be approximately $4.3 million as compared to previously announced guidance of approximately $2.2 million and $4.6 million plus or minus 10%, respectively.

Approximately 60% of the shortfall in new product revenue was in the company’s broadband data card segment and the majority of the remaining shortfall was in the company’s secure access data card segment. The company reported that the primary reasons for the lower new product revenue include:

•

Broadband Data Card Segment: For the second half of the first quarter, sell through and shipment forecasts for the company’s two largest Tier 1 OEMs did not achieve the forecasts provided by these OEMs and validated by our baseband modem partner in early February.

•	Secure Access Datacard Segment:

a.	Business Solution: The company’s customer delayed this product rollout. The customer’s original intent was to launch this product with CSSPs based on the company’s existing platforms and then transition to the new ArticLink CX II platform, but the customer decided to delay this product rollout until the CX platform was available.

b.	Banking Solution: The company’s customer discovered an issue in the printed circuit board (PCB) design that was unrelated to QuickLogic’s CSSP. Although the company received a first quarter shipment commitment from this customer, the PCB issue has delayed the shipment of the company’s CSSP.

“While it is unfortunate that we had large, unrelated shortfalls within the same quarter, we are encouraged by our continued positive progress in the smartphone and tablet markets,” said Andy Pease, QuickLogic’s President and CEO. “This progress includes BenQ’s launch of their R100 tablet in mid-February in initial Asian markets; our continued progress toward a mid-year launch of a previously discussed VEE/DPO-enabled smartphone; and our anticipated mid-year launch of a new VEE/DPO-enabled tablet with a Tier One OEM.”

QuickLogic cautions that the financial results disclosed are preliminary based on the best information currently available to the company and are subject to completion and quarterly review of the financial statements. Complete financial results are expected to be released on May 3, 2011.

About QuickLogic

QuickLogic Corporation is the inventor and pioneer of innovative, customizable semiconductor solutions for mobile and portable electronics OEMs and ODMs. These silicon plus software solutions are called Customer Specific Standard Products (CSSPs). CSSPs enable our customers to bring their products to market more quickly and remain in the market longer, with the low power, cost and size demanded by the mobile and portable electronics market. For more information about QuickLogic and CSSPs, visit www.quicklogic.com

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements relating to the Company’s revenue and revenue generated from the Company’s new products. Actual results could differ materially from the results described in these forward-looking statements. Factors that could cause actual results to differ materially include: delays in the market acceptance of the Company’s new products; the ability to convert design opportunities into customer revenue; our ability to replace revenue from end-of-life products; the level and timing of customer design activity; the market acceptance of our customers’ products; the risk that new orders may not result in future revenue; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to-market of our new products; intense competition, including the introduction of new products by competitors; our ability to hire and retain qualified personnel; changes in product demand or supply; capacity constraints; and general economic conditions. These factors and others are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases.

QuickLogic is a registered trademark and the QuickLogic logo is a trademark of QuickLogic Corporation.